EXHIBIT 10.1

September __, 2026

Dear [Director],

We appreciate your service as a dedicated board member of SOBR Safe, Inc. (“SOBR”). As SOBR moves towards its next phase, on behalf of SOBR, I write to ask you to remain a member of our Board of Directors through the 2026 Annual General Meeting of the Stockholders of SOBR (the “AGM”) or November 30, 2026, whichever is sooner. Your prior experience with other companies as well as your experience serving on SOBR’s board is a valuable addition to our group. In exchange we would compensate you as follows:

-	$[__] within ten (10) days of [___]; and
-

In exchange for a release of all claims against SOBR, a payment of $[___] on November 30, 2026, provided the AGM has occurred. SOBR may, in its sole discretion, pay this amount sooner than November 30, 2026.

You would also be entitled to reimbursement of reasonable expenses incurred in the normal course and related to your service. This continued service and compensation would be a continuation of your current service and therefore would not require further board approval. Should you resign before November 30, 2026, you would forfeit the second payment of $[___]. Should any other member of the Board of Directors resign before November 30, 2026, your compensation will be revisited. Each payment may be made earlier, at SOBR’s sole discretion.

Please let me know no later than [____] whether you will continue forward with your service. If you choose instead to resign, we wish you the best, but will need to collect all relevant paperwork from you for compliance with our governing regulations and rules.

On behalf of SOBR Safe, Inc.

David Gandini, CEO